     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated September 26, 2023, accompanying the financial statements of Investment Grade Municipal Trust, 20+ Year Series 198 (included in Invesco Unit Trusts, Municipal Series 1355) as of May 31, 2023, and for the period from June 21, 2021 (date of deposit) through May 31, 2022 and for the year ended May 31, 2023, and the financial highlights for the period from June 21, 2021 (date of deposit) through May 31, 2022 and for the year ended May 31, 2023, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-256351) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
September 26, 2023